Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING DISCLOSES THAT Z CAPITAL HAS WITHDRAWN ITS NON-BINDING PROPOSAL TO PURCHASE THE COMPANY

Las Vegas, NV - March 4, 2013 - Affinity Gaming (the “Company”) today announced that it received a letter on February 28, 2013, from Z Capital Partners L.L.C. and its affiliates (“Z Capital”) disclosing that Z Capital has withdrawn its non-binding proposal to acquire all of the outstanding common shares of Affinity Gaming that are not already owned by Z Capital, which it submitted to the Company's Board of Directors (the “Board”) on February 10, 2013.

In fulfilling its fiduciary duties to its shareholders, the Board on September 27, 2012 unanimously approved the formation of a Special Opportunities Committee to explore special opportunities for enhancing shareholder value including, without limitation, through potential acquisitions, joint ventures, recapitalizations, select asset divestitures, merger, combination, reorganization or similar transactions, as well as continuing to operate the business in the ordinary course, and also selected Deutsche Bank Securities Inc. as a financial advisor and investment banker in connection with its evaluation of such proposals and future opportunities. The Special Opportunities Committee reviewed Z Capital's non-binding proposal and tried to engage in meaningful dialog, but could not successfully negotiate confidentiality and standstill agreements with Z Capital. Without such agreements in place the Special Opportunities Committee believed it could not pursue any serious discussion of a transaction.

The Company values its shareholders' input and remains open to any meaningful discussions with Z Capital or others interested in discussing strategic or financial opportunities.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company's casino operations consist of 12 casinos in four states, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contacts:

Affinity Gaming
David D. Ross, Chief Executive Officer
(702) 341-2410